Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is being signed on August 19, 2025 (the “Signature Date”) by and among (a) NovaBay Pharmaceuticals, Inc. a Delaware corporation whose Common Stock is listed for trading on the NYSE American (the “Proxy” or the “Company”), (b) Mr. David Elliot Lazar, an individual (“Lazar”), and (c) each of (i) Mr. Jad Fakhry, an individual, (ii) Poplar Point Capital Management LLC, a Delaware limited liability company, (iii) Poplar Point Capital Partners LP, a Delaware limited partnership, and (iv) Poplar Point Capital GP LLC, a Delaware limited liability company (each person or entity part of group “(c)” hereinafter referred to as, a “Stockholder” and collectively: the “Stockholders”).

WHEREAS, the Company and Lazar are contemplating entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) that will provide for the sale and issuance of, inter alia, shares of newly designated series’ of Company preferred stock (“Preferred Stock”), which shares, among other rights, are expected to be convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to and in accordance with the terms of the Securities Purchase Agreement once finalized, and in connection with that Securities Purchase Agreement, the Stockholders desire to provide the Proxy with certain contractual rights as set forth below.

WHEREAS, Jad Fakhry hereby represents that he does not have any beneficial interest in capital stock of the Company and in any other shares or securities of the Company and/or any of its subsidiaries issued or issuable in respect thereof on and after the Signature Date, other than (a) individually, (b) through Poplar Point Capital Management LLC, a Delaware limited liability company, (c) through Poplar Point Capital Partners LP, a Delaware limited partnership, and/or (iv) through Poplar Point Capital GP LLC, a Delaware limited liability company, in each case as disclosed in the Schedule 13D filed with the Securities and Exchange Commission on June 4, 2025.

NOW, THEREFORE, in consideration of the recitals set forth hereinabove and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, each of the parties hereto, intending legally to be bound, hereby agrees as follows:

1.   Incorporation of Recitals. The parties to this Agreement hereby agree and acknowledge that all of the Recitals set forth hereinabove are true, complete and correct in every respect and hereby incorporate said Recitals into this Agreement by this reference.

2.   Representations of each Stockholder. Each Stockholder hereby represents and warrants to the Proxy and Lazar that he/it: (a) has full power to enter into this Agreement and has not, prior to the Signature Date, executed and/or delivered any proxy or entered into any other voting agreement or similar arrangement and (b) will not take any action inconsistent with the purposes and provisions of this Agreement. Without limiting the above or anything otherwise in this Agreement, each Stockholder represents that neither it nor, any of its representatives or affiliates has (i) entered into (and, except with the prior written consent of the Proxy, agrees that it will not and will use reasonable efforts to ensure that its representatives and affiliates will not enter into) directly or indirectly, any agreement, arrangement or understanding with any person or firm as a principal, co-investor or co-bidder with respect to a possible transaction involving the Company or that would restrict the ability of any other person to provide debt, equity or other financing for a possible transaction involving the Company or (ii) engaged in any discussions which might lead to any agreement, arrangement or understanding with any such person or firm.

3.    Escrow of Agreement. Upon execution of this Agreement, it shall be placed in escrow with counsel to Lazar, McMurdo Law Group, until the complete execution and effectiveness of the Securities Purchase Agreement by the Company and Lazar, at which time this Agreement shall be released from such escrow to the benefit of the Proxy (the “Proxy Effective Date”).

4.   Scope of Agreement. Upon and following the Proxy Effective Date, this Agreement pertains to the vote of the 1,020,300 shares of Common Stock, representing the aggregate voting interest of the Stockholders taken as a whole as of the Signature Date (assuming the exercise by or vesting in the Stockholders of all equity-linked securities held by them), as well as any additional shares of Common Stock which may be acquired by the Stockholders until the expiration of this Agreement (the “Proxy Shares”) by the Proxy with respect to any and all matters concerning

Execution Version

a stockholder vote in respect of the Proxy Shares with respect to actions to be taken by the Company and recommended by the Board of Directors of the Company at its annual meeting of stockholders, including, inter alia, pursuant to the Securities Purchase Agreement between the Company and Lazar, to the following matters:

(a)   effecting a reverse stock split of the Common Stock;

(b)   amending the Amended and Restated Certificate of Incorporation of the Company to provide for an increase in the number of authorized shares of Company preferred stock and Common Stock;

(c)   electing new members to the Company’s Board of Directors as may be nominated by Lazar;

(d)   approving the issuance and/or conversion of Preferred Stock of the Company into shares of Common Stock, including in excess of 19.99% of the issued and outstanding shares of Common Stock in accordance with NYSE American rules;

In addition, upon and following the Proxy Effective Date, each Stockholder hereby agrees that, for a period of two (2) years from the Proxy Effective Date, unless such shall have been specifically invited in advance in writing by Lazar, no Stockholder, nor any of its representatives acting on its behalf, will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving the Company; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or (vi) request that the Company (or its directors, officers, employees or agents) amend or waive any provision of this paragraph (including this clause (vi)).

Notwithstanding anything to the contrary contained in this paragraph (the “Standstill Provision”) a Stockholder shall be permitted to: 1) make proposals to the Company’s Board of Directors or special committee, the chairman of the Board of Directors and/or chief executive officer of the Company on a confidential, nonpublic basis for either (A) a proposed transaction between the parties, so long as Stockholder reasonably believes in good faith, based on the written advice of its outside counsel, that neither it nor the Company nor the Proxy would reasonably be expected to be required by applicable law, regulation or stock exchange requirement to disclose publicly any such proposal or (B) a waiver of this Section 4 and 2) dispose of Stockholders’ shares in the Company, whenever acquired on the open market, provided Stockholders shall not dispose of any shares owned as of the Signature Date until after

(i) they have voted their 1,020,300 shares of Common Stock at the applicable stockholders meeting to approve the Securities Purchase Agreement, referred to herein and (ii) such approval of the Securities Purchase Agreement is passed (the “Approval”).

5.   Changes in Capital Stock. In the event that subsequent to the Signature Date, any shares of capital stock or other securities the Company are issued on, or in exchange for, any of the Proxy Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification, exchange, merger or consolidation or otherwise involving the Company, such shares of capital stock or other securities shall be deemed to be Proxy Shares for purposes of this Agreement.

6.    Voting of Proxy Shares. Each Stockholder agrees and covenants that at any meeting of the stockholders of the Company and/or in connection with any corporate action by the stockholders of the Company from the Signature Date until the termination of this Agreement, all of his/its respective shares of the Proxy Shares shall be voted by the Stockholder in favor of all proposals recommended by the Board of Directors of the Company that are presented for stockholder approval as set forth in Section 4 above or otherwise. Each Stockholder agrees to promptly vote their Proxy Shares within seven (7) days after the Company files a definitive proxy statement for a meeting of its stockholders. To the extent that such shares are not voted, then the Stockholders grant the Company an irrevocable proxy, as provided in Section 7, to vote all of the Proxy Shares in the manner and to the effect determined by said Proxy in his sole and absolute discretion with respect to actions proposed to be taken by the Company. Accordingly, during the term of this Agreement, no Stockholder shall vote or attempt to vote any of his/its respective shares of the Proxy Shares, or otherwise exercise or attempt to exercise any voting or other approval rights of any of his/its respective shares of the Proxy Shares except as provided in this Section 6, and any such prohibited exercise by any Stockholder of voting or approval rights shall be void and of no force and effect.

Execution Version

7. Irrevocable Proxy.

(a)   In order to give effect to and in furtherance of the agreements and covenants set forth in this Agreement, each Stockholder hereby irrevocably constitutes and appoints Proxy as proxy for such Stockholder, with full power of substitution, for and in the name and on behalf of such Stockholder, to vote any and all of his/its respective shares of Proxy Shares with regard to any question, action, resolution, election or other matter presented to the stockholders of the Company in favor of and/or approval with respect to actions proposed to be taken by the Company. Proxy shall vote said Proxy Shares in such manner and to such effect as the Proxy may determine in his sole and absolute discretion with respect to actions proposed to be taken. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement shall remain in effect. The proxy granted hereby is irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy.

(b)   The Proxy hereby accepts its appointment as proxy of each Stockholder, pursuant to Subsection 7(a) of this Agreement. Other than as specifically set forth herein, the Proxy shall have no other rights with respect to the Proxy Shares.

(c)   In no way shall the terms of this Agreement be interpreted in a way to cause a violation of Section 160(c) of the Delaware General Corporate Law or to prohibit, limit or restrict Proxy from exercising any fiduciary duties as an officer and/or director to the Company at and from such time as the Proxy may be such.

(d)   The voting of Proxy Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Proxy Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

8.   Limitation of Proxy’s Liability. Proxy shall not incur any liability or responsibility by reason of any error of judgment, mistake of law or other mistake, or for any act or omission of any agent or attorney, or for any misconstruction of this Agreement, or for any action of any kind taken or omitted hereunder or believed by him to be in accordance with the provisions and intents hereof.

9.    Consideration. In exchange for the Irrevocable Proxy and the transfer of the voting rights of the Stockholders, Lazar and the Company shall use all commercially reasonable efforts to 1) execute the Securities Purchase Agreement and undertake the actions contemplated therein, including the investment by Lazar in the Company and 2) cause a special dividend per share at $0.80 (eighty cents per share), or more, to be paid at the first available opportunity but no later than September 30, 2025, following the execution of the Securities Purchase Agreement, to all common stockholders prior to the effect of any stock split, share consolidation or any other recapitalization or act that would materially affect the number of shares outstanding. For the sake of clarity, the current common shares outstanding of the Company equals 5,823,497 as of August 12, 2025, so the total special dividend to be paid to shareholders shall be $0.80 multiplied by 5,823,497 equaling $4,658,797.60 before any fees or expenses related to processing the special dividend.

10.   Term.

(a)   This Agreement shall commence on the Signature Date and continue for a period of two (2) years from the Proxy Effective Date, unless terminated by Proxy, in Proxy’s sole discretion.

Execution Version

(b)   The Company and each Stockholder confirms hereby that he/it understands and acknowledges that this Agreement will continue for a period of two (2) years from the Proxy Effective Date as set forth above, unless terminated by Proxy, in Proxy’s sole discretion, and that the preceding part of this Section 11(b) reflects his/its intention.

11.   Successor Proxy. In the event that the Proxy is unable or unwilling to serve as the Proxy, a successor proxy (who will become the Proxy under this Agreement, if appointed in accordance with this Section 11) may be appointed by the Proxy at its discretion, or if the Proxy is unable to make such appointment by the consent of the successors to the Company’s individual shares of capital stock that hold a majority interest in such shares. A successor proxy shall be vested with all the rights, powers and authority as if originally named in this Agreement.

12.   Legend; Subsequent Holders of Proxy Shares. Each Stockholder hereby acknowledges and agrees that commencing on the Signature Date all certificates for the shares of Proxy Shares may, but need not, be imprinted by the Company with notice of this Agreement and the irrevocable proxy set forth herein. Each Stockholder agrees not to transfer any interest in his/its respective Proxy Shares, unless the transferee executes and delivers a joinder and adoption agreement pursuant to which transferee or assignee of Proxy Shares shall continue to be subject to the terms hereof and, as a condition precedent to any such transfer(s) (and the Company’s recognizing such transfer(s)), each such transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering such joinder and adoption agreement to the satisfaction of the Proxy. Upon the execution and delivery of by any transferee joinder and adoption agreement, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. A Stockholder shall not make, and the Company shall not permit, the transfer of Proxy Shares on its books or issue a new certificate representing any such Proxy Shares unless and until such transferee (or group) shall have complied with the terms of this Section 11.

13.   Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to rules regarding choice of law. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT AND/OR ANY ADOPTION AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

14.   Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors, assigns and transferees.

15.   Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart.

16.   Amendment or Modification. This Agreement may be altered, modified or amended only by the unanimous consent, in writing, of the parties hereto, either now or hereafter. Any such modification must be signed by each party to this Agreement.

17.   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

18.   Notices. All notices and other communications given or made pursuant to this Agreement shall be c/o NovaBay Pharmaceuticals. Inc., 2000 Powell Street, Suite 1150, Emeryville, California 94608 in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, or to such email address or address as subsequently modified by written notice given in accordance with this Section 18.

Execution Version

19.   Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

20.   Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

21.  Specific Enforcement. The Stockholders acknowledges and agrees that irreparable harm will result in the event any of the provisions of this Agreement are not performed by the Stockholders in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, as further provided in Section 23.

22.   Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, among the parties hereto with respect to such subject matter.

23.   Enforceability. The parties expressly agree that this Agreement shall be specifically enforceable in any court of competent jurisdiction in the United States in accordance with its terms against each of the parties hereto. If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable and shall be construed so as to best give effect to the intention of the voided or unenforceable term or provision.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the Signature Date.

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Justin Hall
Justin Hall, CEO

JAD FAKHRY (in his individual capacity)

By:
Jad Fakhry

POPLAR POINT CAPITAL MANAGEMENT LLC

By:
Jad Fakhry, Manager

POPLAR POINT CAPITAL PARTNERS LP

By:	Poplar Point Capital GP LLC, its General Partner

By:
Jad Fakhry, Manager

POPLAR POINT CAPITAL GP LLC

By:
Jad Fakhry, Manager

DAVID ELLIOT LAZAR

By:
David Elliot Lazar

[Signature Page to Voting Agreement}

Execution Version

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the Signature Date.

NOVABAY PHARMACEUTICALS, INC.

By:
Justin Hall, CEO

JAD FAKHRY (in his individual capacity)

By:	/s/ Jad Fakhry
Jad Fakhry

POPLAR POINT CAPITAL MANAGEMENT LLC

By:	/s/ Jad Fakhry
Jad Fakhry, Manager

POPLAR POINT CAPITAL PARTNERS LP

By:	Poplar Point Capital GP LLC, its General Partner

By:	/s/ Jad Fakhry
Jad Fakhry, Manager

POPLAR POINT CAPITAL GP LLC

By:	/s/ Jad Fakhry
Jad Fakhry, Manager

DAVID ELLIOT LAZAR

By:	/s/ David Elliot Lazar
David Elliot Lazar

Execution Version

Schedule A

Company/Proxy:	NovaBay Pharmaceuticals, Inc.
Address: 2000 Powell Street, Suite 1150,
Emeryville, California 94608

Attention: Justin Hall
E-mail: jhall@novabay.com

With a copy, which shall not constitute notice, shall also be sent to abby.brown@squirepb.com

Stockholders:	Poplar Point Capital Management LLC
Poplar Point Capital Partners LP
Poplar Point Capital GP LLC
Mr. Jad Fakhry
Address: 330 Primrose Road, Suite 400
Burlingame, CA 94010 Attention: Mr. Jad Fakhry

E-mail: jad@poplarpointcapital.com

With a copy, which shall not constitute notice, shall also be sent to Ben Fackler Ben.Fackler@arnoldporter.com and Daniel Fligsten dan@fligstenlawgroup.com

Lazar:	Mr. David Elliot Lazar Address:

30B, Tower 200 The Towers,
Winston Churchill, San Francisco, Paitilla,
Panama City, Panama. 07196
E-mail: david@activistinvestingllc.com

With a copy, which shall not constitute notice, shall also be sent to:

Mr. Avraham Ben-Tzvi, Attorney
Address:
28 General Pierre Koenig St.,
3rd Floor – Asif Business Center, Jerusalem 9346936, Israel

Email: abz@abz-law.com